Issuer Free Writing Prospectus Filed Pursuant to Rule 433

supplementing the

Preliminary Prospectus Supplement dated August 11, 2026

Registration No. 333-277039

MARRIOTT INTERNATIONAL, INC.

$250,000,000 4.875% Series NN Notes due 2029

$1,000,000,000 5.650% Series YY Notes due 2036

PRICING TERM SHEET

Dated: August 11, 2026

This free writing prospectus relates only to the Securities described below and should be read together with Marriott International, Inc.’s preliminary prospectus supplement dated August 11, 2026 (the “Preliminary Prospectus Supplement”), the accompanying prospectus dated February 13, 2024 and the documents incorporated and deemed to be incorporated by reference therein.

4.875% Series NN Notes due 2029

As described in the Preliminary Prospectus Supplement under “Description of the Notes,” the 4.875% Series NN Notes due 2029 offered hereby constitute an additional issuance of, and a single series with, the $500,000,000 aggregate principal amount of 4.875% Series NN Notes due 2029 that Marriott International, Inc. issued on February 22, 2024.

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	4.875% Series NN Notes due 2029 (the “Series NN Notes”)

Aggregate Principal Reopening Amount:	$250,000,000

Aggregate Principal Amount:	$750,000,000

Maturity Date:	May 15, 2029

Coupon:	4.875%

Interest Payment Dates:	May 15 and November 15, commencing on November 15, 2026

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	100.205% of the principal reopening amount, plus accrued interest from May 15, 2026

Benchmark Treasury:	4.125% due July 15, 2029

Benchmark Treasury Price / Yield:	99-17+ / 4.291%

Spread to Benchmark Treasury:	50 basis points

Reoffer Yield to Maturity:	4.791%

Accrued Interest Payable to Marriott International, Inc. by the Underwriters:	Accrued interest from and including May 15, 2026 to but excluding the expected settlement date set forth below. Interest on the Series NN Notes offered hereby will accrue from and including May 15, 2026.

Optional Redemption Provisions:

Prior to April 15, 2029 (one month prior to the maturity date of the Series NN Notes) (the “Series NN Par Call Date”), the Company may redeem the Series NN Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series NN Notes discounted to the redemption date (assuming the Series NN Notes matured on the Series NN Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series NN Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series NN Notes to the redemption date.

On or after the Series NN Par Call Date, the Company may redeem the Series NN Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series NN Notes being redeemed plus accrued and unpaid interest on the Series NN Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement.

Trade Date:	August 11, 2026

Expected Settlement Date**:	August 13, 2026 (T+2)

CUSIP / ISIN:	571903 BP7 / US571903BP73

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

NatWest Markets Securities Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

TD Securities (USA) LLC

UniCredit Capital Markets LLC

5.650% Series YY Notes due 2036

Issuer:	Marriott International, Inc. (the “Company”)

Anticipated Ratings (Moody’s / S&P)*:	Baa2 / BBB

Security:	5.650% Series YY Notes due 2036 (the “Series YY Notes”)

Aggregate Principal Amount:	$1,000,000,000

Maturity Date:	September 15, 2036

Coupon:	5.650%

Interest Payment Dates:	March 15 and September 15, commencing on March 15, 2027

Day Count Convention:	360-day year consisting of twelve 30-day months

Price to Public:	99.325% of the principal amount

Benchmark Treasury:	4.375% due May 15, 2036

Benchmark Treasury Price / Yield:	97-18 / 4.688%

Spread to Benchmark Treasury:	105 basis points

Yield to Maturity:	5.738%

Optional Redemption Provisions:	Prior to June 15, 2036 (three months prior to the maturity date of the Series YY Notes) (the “Series YY Par Call Date”), the Company may redeem the Series YY Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of: (1) (a) the sum of the present values of the remaining scheduled payments of principal and interest on the Series YY Notes discounted to the redemption date (assuming the Series YY Notes matured on the Series YY Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series YY Notes to be redeemed, plus, in either case, accrued and unpaid interest on the Series YY Notes to the redemption date.

On or after the Series YY Par Call Date, the Company may redeem the Series YY Notes, in whole or in part, at any time and from time to time, at its option, at a redemption price equal to 100% of the principal amount of the Series YY Notes being redeemed plus accrued and unpaid interest on the Series YY Notes to the redemption date.

Change of Control:	Issuer repurchase offer required following certain changes of control as described in the Preliminary Prospectus Supplement.

Trade Date:	August 11, 2026

Expected Settlement Date**:	August 13, 2026 (T+2)

CUSIP / ISIN:	571903 CA9 / US571903CA95

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Joint Book-Running Managers:

J.P. Morgan Securities LLC

PNC Capital Markets LLC

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

BofA Securities, Inc.

Citigroup Global Markets Inc.

Deutsche Bank Securities Inc.

Fifth Third Securities, Inc.

Goldman Sachs & Co. LLC

Scotia Capital (USA) Inc.

Wells Fargo Securities, LLC

Senior Co-Managers:

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Loop Capital Markets LLC

NatWest Markets Securities Inc.

Siebert Williams Shank & Co., LLC

Standard Chartered Bank

TD Securities (USA) LLC

UniCredit Capital Markets LLC

*   *   *

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the notes against payment for the notes on or about August 13, 2026, which will be the second business day following the date of the pricing of the notes (this settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade their notes prior to the business day before settlement will be required, by virtue of the fact that the notes initially will settle in T+2, to specify alternative settlement arrangements to prevent a failed settlement. Purchasers of the notes who wish to trade their notes prior to the business day before settlement should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC at (collect) (212) 834-4533, PNC Capital Markets LLC at (855) 881-0697, Truist Securities, Inc. at 1-800-685-4786, or U.S. Bancorp Investments, Inc. at 877-558-2607.